Exhibit 99.1

GENERAL GROWTH PROPERTIES AND AUSTRALIANSUPER

ENTER PARTNERSHIP TO OWN ALA MOANA CENTER

Chicago, Illinois, March 2, 2015 — General Growth Properties, Inc. (NYSE:  GGP) and AustralianSuper announced today they have formed a partnership to own and operate Ala Moana Center located in Honolulu, Hawaii. Effective with the partnership formation, GGP will own a 75% equity interest and AustralianSuper will own a 25% equity interest in Ala Moana Center. The transaction values Ala Moana Center at approximately $5.5 billion.

Ala Moana Center is one of the largest and most productive shopping malls in the world with over $1,350 of tenant sales per square foot. The property is comprised of approximately 2.2 million square feet of retail and office space and is undergoing a major redevelopment. Upon completion, an additional 660,000 square feet of retail space will be anchored by Bloomingdale’s first store in Hawaii and Nordstrom.

The transaction will generate approximately $907 million of net proceeds. GGP received approximately $670 million of net proceeds at closing on February 27, 2015. The remaining $237 million of net proceeds will be paid in late 2016 after substantial completion of the redevelopment. GGP expects to use the net proceeds to repay approximately $670 million of debt within the next two months. The weighted average interest rate of the debt is approximately 4.6%.

GGP may sell an additional 12.5% equity interest in Ala Moana Center within the next 60 days on the same economic terms. GGP expects to use the net proceeds to fund a pending acquisition.

Forward-Looking Statements

Certain statements made in this press release may be deemed “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes the expectations reflected in any forward-looking statement are based on reasonable assumption, it can give no assurance that its expectations will be attained, and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks, uncertainties and other factors. Such factors include, but are not limited to, the Company’s ability to refinance, extend, restructure or repay near and intermediate term debt, its indebtedness, its ability to raise capital through equity issuances, asset sales or the incurrence of new debt, retail and credit market conditions, impairments, its liquidity demands, and economic conditions. The Company discusses these and other risks and uncertainties in its annual and quarterly periodic reports filed with the Securities and Exchange Commission. The Company may update that discussion in its periodic reports, but otherwise takes no duty or obligation to update or revise these forward-looking statements, whether as a result of new information, future developments, or otherwise.

ABOUT GGP

General Growth Properties, Inc. is an S&P 500 company focused exclusively on owning, managing, leasing, and redeveloping high-quality retail properties throughout the United States.  GGP is headquartered in Chicago, Illinois, and publicly traded on the NYSE under the symbol GGP.

ABOUT AUSTRALIAN SUPER

AustralianSuper is Australia’s largest industry super fund, with more than two million members and more than A$84 billion in funds under management. AustralianSuper’s Balanced Fund has delivered an average annual return of 10.04% over the past five financial years.

GGP Contact Information:

Kevin Berry, VP Investor Relations

kevin.berry@ggp.com

Phone: (312) 960-5529

Mobile: (708) 308-5999

AustralianSuper Contact Information:

Stephen McMahon, Head of External Relations

smcmahon@australiansuper.com

Phone: +61 3 8648 3828

Mobile: +61 407 507 415